Exhibit 10.14


                          REVOLVING CREDIT AGREEMENT


        REVOLVING CREDIT AGREEMENT dated as of August 2, 1996 between AIR & WATER TECHNOLOGIES CORPORATION, a corporation organized under the laws of Delaware, together with any of its subsidiaries (collectively, the "Borrower"), and ANJOU INTERNATIONAL COMPANY, a corporation organized under the laws of Delaware (together with its successors and assigns, the "Lender").

                                 R E C I T A L

        The Borrower has requested the Lender to extend credit to the Borrower from time to time in an aggregate principal amount not exceeding $60,000,000 for general corporate purposes, and the Lender is willing to make such credit available to the Borrower, upon the terms and subject to the conditions set forth in this Agreement.

        NOW, THEREFORE, the parties hereto agree as follows:


                                   ARTICLE I

                         DEFINITIONS AND ACCOUNT TERMS

        Section 1.01 - Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

        "Agreement" means this Revolving Credit Agreement, as amended, supplemented or otherwise modified from time to time.

        "Bankruptcy Code" means Title 11 of the United States Code entitled "Bankruptcy", as amended from time to time.

        "Business Day" means a day of the year other than a Saturday or Sunday on which banks in New York City are not required or authorized by law to close.

        "CGE" means Compagnie Generale des Eaux, a corporation organized under the laws of the Republic of France.

        "Closing Date" means the date upon which the conditions precedent to the Initial Loans herewith set forth in Section 5.01 have been satisfied.

        "Commitment" shall have the meaning attributed to it in Section 2.01 of this Agreement.

        "Dollar" and the sign $ shall mean lawful money of the United States of America.

        "Event of Default" has the meaning set forth in Section 8.01.

        "Federal Funds Rate" means the rate for overnight Federal Funds, as published by the Federal Reserve Bank of New York.

        "Final Maturity Date" shall be August 2, 2003.

        "GAAP" means generally accepted accounting principles in the United States of America, consistently applied.


        "Governmental Approvals" means any authorization consent, order, approval license, lease, ruling, permit, tariff, rate, certification, validation, exemption, filing or registration by or with, or notice to, any Governmental authority.

        "Governmental Authority" means any federal, state, municipal or other governmental department, commission, boards, bureau, agency, court, tribunal or other instrumentality, domestic or foreign, and any arbitrator.

        "Indebtedness" of any Person means at any date, without duplication,
(i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business, (iv) all obligations of such Person as lessee which are capitalized in accordance with generally accepted accounting principles, (v) all non-contingent obligations of such Person to reimburse any bank or other Person in respect of amounts paid under a letter of credit or similar instrument, (vi) all Indebtedness secured by a Lien on any asset of such Person, whether or not such Indebtedness is otherwise an obligation of such Person, and (vii) all Indebtedness of others Guaranteed by such Person.

        "Interest Period" means with respect to any Loan a period of either one, two, three, six or nine months, as the Borrower may elect, and if the Borrower fails to make an election, a period of three months; provided, however, that (i) any Interest Period which would otherwise end on a day which is not a Business Day shall be extended to the next succeeding business Day unless such succeeding Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day, (ii) any Interest Period which would otherwise end on a day for which there is no numerically corresponding day in the relevant calendar month shall end on the last day of such calendar month and (iii) any Interest Period which would otherwise end after the Final Maturity Date shall end on the Final Maturity Date.

        "Interest Rate" applicable to any Interest Period, means the interbank offered rate quoted by the Reference Bank to prime banks in the London interbank Eurodollar market for deposits in Eurodollars in immediately available funds at 11:00 a.m. (London time) two Business Days before the first day of such Interest Period in an amount equal to the amount of the Loan to which such Interest Period is to apply and for a period of time comparable to such Interest Period.

        "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kid, or any other type of preferential arrangement that has the practical effect of creating a security interest in respect of such asset. For the purposes of this Agreement, the Borrower or any Subsidiary shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital, lease or other title retention agreement relating to such asset.

        "Loan" means each borrowing under this Agreement (collectively, the "Loans").

        "Loan Documents" means this Agreement, the Note and all other agreements, instruments, certificates and documents executed and delivered pursuant to or in connection therewith.

        "Material Adverse Change" means, with respect to any Person, a material adverse change in the consolidated business operations, assets, liabilities, condition (financial or otherwise) or prospects, of such Person, taken as a whole.

        "Note" has the meaning specified in Section 2.04(a).

        "Person" means an individual, partnership, corporation (including a business trust), limited liability company, joint stock company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof.

        "Prime Rate" means the rate of interest announced by the Reference Bank from time to time as its Prime Rate. The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged by the Reference Bank to any customer. The Reference Bank may make commercial or other loans at rates of interest at, above or below the Prime Rate. In the event that for any reason the Federal Funds Rate is greater than the Prime Rate for any day, then the Prime Rate for such day shall be equal to the Federal Funds Rate for such day plus one and one-half percent (1-1/2%).

        "Reference Bank" means the New York Branch of Societe Generale.

        "Subsidiary" of any Person means a corporation or other entity of which a majority of the outstanding shares of stock of each class having ordinary voting power is owned by such Person, by one or more Subsidiaries of such Person, or by such Person and one or more of its Subsidiaries.

        SECTION 1.02 - Computation of Time Periods. In this Agreement in the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including" and words "to" and "until" each means "to but excluding".

        SECTION 1.03 - Accounting Terms. All accounting terms not specifically defined here shall be construed in accordance with GAAP consistent with those applied in the preparation of the financial statements referred to in Sections 5.01 and 7.02.


                                  ARTICLE II

                   COMMITMENT; AMOUNT AND TERMS OF THE LOANS

        SECTION 2.01 - Commitment The Lender agrees on the terms of this Agreement, to make Loans to the Borrower during the period from and including the Closing Date to and including the Final Maturity Date in an aggregate principal amount up to but not exceeding Sixty Million Dollars ($60,000,000) at any one time outstanding (the "Commitment"). Subject to the terms of this Agreement, prior to the Final Maturity Date, the Borrower may borrow, repay and reborrow the amount of the Commitment.

        SECTION 2.02 - Procedure for Loans. The Borrower shall give the Lender notice in writing or by telephone to be confirmed promptly thereafter in writing, no later than 11:00 a.m. (New York City time) three Business Days prior to the day of a proposed Loan specifying (i) the Borrower; (ii) the requested date of such Loan; (iii) the Interest Period for the Loan; and (iv) the amount of such Loan. Subject to the terms and conditions of this Agreement, the amount of any Loan shall be made available to the Borrower by wiring the same to any account of the Borrower maintained at such bank in the United States as specified in the relevant notice of borrowing.

        SECTION 2.03 - Change in Commitment.

        (a) The amount of the Commitment shall be automatically reduced to zero at the close of business on the Final Maturity Date.

        (b) The Borrower shall have the right at any time or from time to time upon at least three Business Days prior written notice to the Lender (i) so long as no Loans are outstanding, to terminate the Commitment and (ii) to reduce the aggregate unused amount of the Commitment.

        (c) The Commitment shall terminate on the Final Maturity Date unless sooner terminated by the Lender by giving 13 months written notice to the Borrower, or by the Borrower giving 60 days written notice to the Lender.

        SECTION 2.04 - Note.

        (a) The Loans made by the Lender to the Borrower shall be evidenced by a single promissory note of the Borrower substantially in the form of Exhibit A hereto (as the same may be amended, supplemented or modified from time to time, the "Note"), dated the date hereof, payable to the Lender in United States dollars in a principal amount equal to the amount of the Commitment as originally in effect and otherwise duly completed.

        (b) The date, amount, interest rate and duration of each Interest Period (if applicable) of each Loan made by the Lender to the Borrower and each payment made on account of the principal thereof, shall be recorded by the Lender on its books and prior to any transfer of the Note, endorsed by the Lender on the schedule attached to the Note or any continuation thereof, provided that the failure of the Lender to make any such recordation or endorsement shall not affect the obligations of the Borrower to make a payment when due of any amount owing under the Note.

        SECTION 2.05 - Repayment of Loans. The Borrower hereby promises to pay to the Lender the principal of, and any accrued and unpaid interest on, the Loans outstanding at the close of business on the Final Maturity Date in United States dollars.

        SECTION 2.06 - Optional Prepayments and Failure to Borrow. The Borrower shall have the right to prepay the unpaid principal and accrued interest of any outstanding Loan on the last day of an Interest Period for such Loan, provided that the Borrower shall give the Lender at least three Business Days prior written notice of such prepayment. In the event that the Borrower makes any repayment or prepayment in respect of any Loan other than on the last day of an Interest Period relative to the amount being so repaid or prepaid.or the Borrower fails to borrow after a notice of borrowing has been given pursuant to Section 2.02 hereof, the Borrower shall forthwith on demand from the Lender pay to the Lender such additional amount as shall be necessary to compensate the Lender for any loss or expense reasonably sustained or incurred by reason of the liquidation or reemployment of deposits or other funds accrued or to be acquired by the Lender in order to fund such Loan then being repaid or prepaid.


                                  ARTICLE III

                         INTEREST AND OVERDUE INTEREST


        SECTION 3.01 - Interest. The Borrower hereby promises to pay to the Lender interest on the unpaid principal amount of each Loan made by the Lender for the period from and including the date of such Loan to and excluding the date such Loan shall be paid in full for each Interest Period relating thereto at a rate per annum equal to the Interest Rate applicable thereto, plus sixth tenths of one percent (0.6%). Interest shall be payable on the last day of each Interest Period; provided that if any Interest Period exceeds three months, interest shall be payable at the end of each three-month period during such Interest Period and on the last day of such Interest Period.

        SECTION 3.02 - Overdue Interest. Any amount of principal (whether at stated maturity, by acceleration or otherwise) and interest which is not paid when due shall bear interest, from the date on which such amount is due until such amount is paid in full, payable on demand, at a rate per annum equal at all times to one and one-half percent (1.5%) per annum above the Prime Rate.


                                  ARTICLE IV

                      METHOD OF PAYMENT AND COMPUTATIONS

        SECTION 4.02 - Method of Payments and Computations.

        (a) The Borrower shall make each payment hereunder and under the Note not later than 11:00 a.m. (New York City time) on the day when due to the Lender in United States dollars in immediately available funds without set-off, deduction or counterclaim.

        (b) All computations of interest and of overdue interest shall be made by the Lender on the basis of a year of 365 days, for the actual number of days (including the first day but excluding the last day) elapsed in the period for which such interest is payable. Each determination by the Lender of an interest rate hereunder shall be conclusive and binding for all purposes, absent manifest error.

        (c) Whenever any payment hereunder or under the Note shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and interest for such Interest Period shall be payable to and excluding such next succeeding Business Day; provided that if such extension would cause payment of interest or principal of the Loan to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.


                                   ARTICLE V

                             CONDITIONS OF LENDING

        SECTION 5.01 - Condition Precedent to the Initial Loan. The Obligation of the Lender to make the initial Loan hereunder is subject to the satisfaction of the following conditions precedent:

        (a) Loan Documents. The Lender shall have received the Loan Documents in form and substance satisfactory to the Lender, duly executed by the parties thereto.

        (b) Proceedings. The Lender shall have received a copy of the resolutions of the Board of Directors of the Borrower approving the Loan Documents to be executed by it and of all documents evidencing other necessary corporate action, if any, with respect to the Loan Documents to be executed by it, certified by the Secretary or similar officer of the Borrower and in form and substance satisfactory to the Lender.

        (c) Officers' Certificates. The Lender shall have received a certificate of the Secretary or similar officer of the Borrower certifying the names and true signatures of the officers of the Borrower authorized to sign the Loan Documents and the other documents to be delivered by the Borrower hereunder and to give notice of borrowings hereunder.

        (d) Officers' Certificate. The Lender shall have received a certificate from one of either the Chief Financial Officer, the General Counsel or the Treasurer of the Borrower certifying that (i) the conditions set forth in subsections (a) and (b) of Section 5.02 of this Agreement are satisfied on the Closing Date and that no Material Adverse Change has occurred in the Borrower's condition (financial or otherwise) after October 31, 1995, except as set forth in the Borrower's Quarterly Report on Form 10-Q for the quarters ended January 31, 1996 and April 30, 1996, in each case as filed with the Securities and Exchange Commission and (ii) that the proceeds of such Loans have been or are to be used by the Borrower for the purpose specified in the recital of this Agreement.

        (e) Other Documents. The Lender shall have received all such other statements, certificates, documents and other information with respect to the matters contemplated by this Agreement and the other Loan Documents as the Lender reasonably may request.

        SECTION 5.02 - Conditions Precedent to all Loans. The Obligation of the Lender to make all Loans shall be subject to the satisfaction of the following conditions precedent on the date of the making of each such Loan, both before and after giving effect thereto and to the application of the proceeds therefrom:

        (a) Accuracy of Representations and Warranties. The representations and warranties contained in Article VI of this Agreement and in each other Loan Document are true and correct on and as of the date of the Loan as though made on and as of such date.

        (b) No Default. No event has occurred and is continuing, or would result for the making of the Loan or the applications of the proceeds thereof, which constitutes a Default.


                                ARTICLE VI

                        REPRESENTATIONS AND WARRANTIES

        The Borrower represents and warrants to the Lender as follows:

        SECTION 6.01 - Existence; Compliance with Law. The Borrower (i) is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, (ii) has the power and authority to own its property and assets and to transact the business in which it is engaged, (iii) has duly qualified and is authorized to do business and is in good standing as a foreign corporation in every jurisdiction in which the failure to so qualify could result in a Material Adverse Change with respect to the Borrower or affects the ability of the Borrower to perform its obligations under any Loan Document, and (iv) is in full compliance with its Certificate of Incorporation (or equivalent document) and By-Laws, all contractual obligations and all laws, except to the extent that the failure to comply therewith would not result in a Material Adverse Change with respect to the Borrower or affects the ability of the Borrower to perform its obligations under any Loan Document.

        SECTION 6.02 - Power; Authority; No Violation. The execution, delivery and performance by the Borrower of the Loan Documents and the consummation of the transactions contemplated hereby or thereby are within the Borrower's corporate powers, have been duly authorized by all necessary corporate action and will not contravene (i) the Certificate of Incorporation (or equivalent document) and By-Laws of the Borrower or (ii) any law, regulation, judgment, injunction, order, decree, or other instrument or any contractual obligation binding on or affecting the Borrower, and do not and will not conflict with or be inconsistent with or result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien upon any of the property or assets of the Borrower, except for any conflict, misunderstanding, breach, default or other consequence which would not result in a Material Adverse Change with respect to the Borrower.

        SECTION 6.03 - Binding Effect. The Borrower has duly executed and delivered each Loan Document. Each Loan Document constitutes the legal, valid and binding obligation of the Borrower thereto, enforceable against the Borrower in accordance with its terms.


                                  ARTICLE VII

                                   COVENANTS

        SECTION 7.01 - Certain Affirmative Covenants. So long as the Commitment hereunder is outstanding or the Note shall remain unpaid, the Borrower will:

        (a) Corporate Existence, Etc. Preserve and maintain, and cause each of its material Subsidiaries to preserve and maintain, its corporate existence, and consents, franchises and obtain and maintain in full force and effect all Government Approvals that are required at any time in connection with the conduct of its business and the performance of this Agreement or the Note;

        (b) Compliance with Laws. Comply, and cause each of its Subsidiaries to comply, in all material respects, with all applicable laws, except such non-compliance as could not, individually and in the aggregate, result in a Material Adverse Change with respect to the Borrower or affect the ability of the Borrower to perform its obligations under any Loan Document;

        (c) Payment of Taxes and Claims, Etc. Pay, and cause each of its Subsidiaries to pay when due and payable, all tax assessments and governmental charges imposed upon it or upon its property unless, in each case, the validity or amount thereof is being contested in good faith by appropriate proceedings and the Borrower has maintained adequate reserves with respect thereto;

        (d) Keeping of Books. Keep, and cause each of its Subsidiaries to keep, proper books of record and account containing complete and accurate entries of all financial and business transactions of the Borrower and each Subsidiary;

        (e) Insurance. Maintain or cause to be maintained with financially sound and reputable insurers, insurance with respect to its properties and business, and the properties and business of its Subsidiaries, against loss or damage to the kinds customarily insured against by reputable companies in the same or similar businesses, such insurance to be of such types and in such amounts (with such deductible amounts) as is customary for such companies under similar circumstances;

        (f) Pari-Passu Status. Ensure that all of the Borrower's obligations under this Agreement and the Note rank at least pari-passu in right of payment and security with all of the Borrower's other unsecured obligations for borrowed money.

        SECTION 7.02 - Reporting Covenants. So long as, the Commitment hereunder remains outstanding or the Note shall remain unpaid, the Borrower will furnish to the Lender:

        (a) Annual Financial Statements. As soon as available and in any event within ninety (90) days after the end of each fiscal year of the Borrower, a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such year and the related statements of income and retained earnings and of cash flows of the Borrower and its Subsidiaries for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and accompanied by a report thereon of independent public accountants reasonably acceptable to the Lender, which report shall be unqualified as to scope of audit and shall state that such financial statements present fairly the financial condition as at the end of such fiscal year, and the results of operations and of cash flows for such fiscal year, of the Borrower and its Subsidiaries in accordance with GAAP;

        (b) Quarterly Financial Statements. As soon as available and in any event within sixty (60) days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower, a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such quarter and the related statements of income, retained earnings, financial position and cash flows of the Borrower and its Subsidiaries for such fiscal quarter, setting forth in each case in comparative form the figures of the previous fiscal year, all in reasonable detail and in accordance with GAAP (subject to normal, year-end audit adjustments); (each submission of the financial information required by subsections (a) and (b) of this Section 7.02 shall constitute a representation and warranty by the Borrower as of the date of such submission of financial information, that such financial information is complete and correct and fairly presents the financial condition of the Borrower and its Subsidiaries as of the date thereof and as at the end of the fiscal period reported on therein);

        (c) Notice of Event of Default. Promptly and in any event within two Business Days after the occurrence of an Event of Default, a certificate of the chief financial officer of the Borrower specifying the nature thereof and the Borrower's proposed response thereto;

        (d) Litigation. Promptly after (i) the occurrence thereof, notice of the institution of or any material adverse development in any action, suit or proceeding or any governmental investigation or any arbitration, before any Governmental Authority against the Borrower, any Subsidiary thereof or any material property of any thereof, in each case which involves uninsured claimed damages in excess of $1,000,000 or (ii) actual knowledge thereof, notice of the threat of any such action, suit, proceeding, investigation or arbitration; and

        (e) Other Information. With reasonable promptness, such other information about the Borrower or its subsidiaries as the Lender may reasonably request from time to time.


                               ARTICLE VIII

                                   TAXES

        SECTION 8.01 - Taxes

        (a) Under current law, the Borrower is not required to deduct or withhold any taxes from payments required hereunder or under the Note. If the Borrower shall be required by law to deduct any taxes from or in respect of any sum payable hereunder or under the Note to the Lender (other than income or franchise taxes imposed on Lender by the jurisdiction under the laws of which the Lender is organized or resident), (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section), the Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.

        (b) If the Borrower fails to withhold, the Borrower will indemnify the Lender for the full amount of such withholding taxes paid by the Lender in lieu thereof and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto.

        (c) If Lender realizes a tax benefit or credit as a result of the withholding or indemnification payment it shall pay to Borrower amount equal to the net after tax value of the tax benefit or tax credit.

        (d) Within 60 days after the date of any payment of such taxes or, in the case of any taxes referred to in clause (a) of this Section, when such receipt is available, the Borrower will furnish to the Lender, at its Address For Notices the original or a certified copy of a receipt evidencing payment thereof.

        (e) Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower contained in this Section shall survive the payment in full of principal and interest and other amounts due hereunder and under the Note.


                                  ARTICLE IX

                               EVENTS OF DEFAULT

        SECTION 9.01 - Events. The following specified events shall constitute events of default (each an "Event of Default") under this
Agreement:

        (a) Payments of Principal. The Borrower shall fail to pay when due (including, without limitation, by mandatory prepayment) any principal of the Note; or

        (b) Payments of Interest. The Borrower shall fail to pay when due (including, without limitation, by mandatory prepayment) any interest on the Note or any other amount due under this Agreement (other than principal payments) within the later of (i) five (5) days after the date when due or
(ii) three (3) days after notice by the Lender to the Borrower of the occurrence thereof; or

        (c) Covenants. The Borrower shall fail to observe or perform any other material covenant or agreement contained in any Loan Document, and, if capable of being remedied, such failure shall remain unremedied for thirty
(30) days after written notice thereof shall have been given to the Borrower by the Lender; or

        (d) Representations. Any representation, warranty or statement made or deemed to be made by the Borrower under or in connection with any Loan Document shall have been incorrect in any material respect when made or deemed to be made; or

        (e) Non-Payments of Other Indebtedness. The Borrower shall fail to make any payment of principal of or premium or interest on any of its outstanding Indebtedness in excess of $2,500,000 aggregate principal amount (other than under the Note or any Indebtedness under this Agreement) when due (whether at stated maturity, by acceleration, by required prepayment, on demand or otherwise) after giving effect to any applicable grace period, unless such obligation is being contested in good faith pursuant to appropriate proceedings; or

        (f) Defaults Under Other Agreements. The Borrower shall fail to observe or perform any covenant or agreement contained in any agreement or instrument relating to any of its Indebtedness in excess of $5,000,000 aggregate principal amount (other than under the Note or any indebtedness under this Agreement) after giving effect to any applicable grace period, or any other event shall occur if the effect of such failure or other event is to accelerate, or to permit the holder of such Indebtedness or any other Person acting on such holders behalf to accelerate (with notice and/or upon the lapse of time), the maturity of such Indebtedness; or any such indebtedness shall be required to be prepaid (other than by a regularly scheduled required prepayment) in whole or in part prior to its stated maturity unless such default is being contested in good faith pursuant to appropriate proceedings; or

        (g) Bankruptcy.

        (i) The Borrower or any Subsidiary shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any corporate action to authorize any of the foregoing; or

        (ii) An involuntary case or other proceeding shall be commenced against the Borrower or any Subsidiary seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of 60 days; or an order for relief shall be entered against the Borrower or any Subsidiary under the federal bankruptcy laws as now or hereafter in effect; or


        (h) Dissolution. Any order, judgment or decree shall be entered against the Borrower or any Material Subsidiary decreeing its involuntary dissolution or split up and such order shall remain undischarged and unstayed for a period in excess of thirty (30) days; or the Borrower or any Subsidiary shall, except as permitted by this Agreement, otherwise dissolve or cease to exist; or

        (i) Ownership. If CGE shall cease to be the largest shareholder of the Borrower or shall cease to own or control at least 40% of the voting power of the shares of the Borrower's outstanding common stock at any time.

        SECTION 9.02 - Remedies. Upon the occurrence of any Event of Default and at any time thereafter, if such Event of Default shall then be continuing, the Lender may by notice to the Borrower, take any or all of the following actions: (i) declare the Commitment terminated, whereupon the Commitment shall terminate immediately; or (ii) declare the principal of and any accrued interest on the Loans, and all other obligations owing hereunder, to be, whereupon the same shall become, forthwith due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; provided, that, if any Event of Default specified in Section 9.01 (f) shall occur, the result which would occur upon the giving of Notice by the Lender to the Borrower, as specified in clauses
(i) and (ii) above, shall occur automatically without the giving of any such notice.

                                   ARTICLE X

                                 MISCELLANEOUS

        SECTION 10.01 - Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Loan Document, or consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Lender, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

        SECTION 10.02 - Notices, Etc. All notices, demands or other communications pursuant thereto shall be in writing. All notices shall be sent by certified mail (return receipt requested) or by telex or telecopy (each of which shall constitute a writing). All notices shall be deemed to have been given or made when received at, in the case of notice by mail, or when sent to, in the case of notice by telex or telecopy, the respective address of the addressee set forth on the signature pages hereof, as they may be changed from time to time by notice by one party to the other parties.

        SECTION 10.03 - No Waiver; Remedies Cumulative. No failure on the part of the Lender to exercise, and no delay in exercising, any right hereunder or under the Note shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

        SECTION 10.04 - Costs, Expenses. Borrower and Lender agree to use their best efforts to keep the costs and expenses (including, without limitation, counsel fees, disbursements and expenses) in connection with the preparation of this Agreement as reasonable as possible, it being the intention of both parties to minimize the costs associated with the transactions contemplated hereunder. The Borrower agrees to pay on demand all reasonable costs and expenses (including, without limitation, reasonable counsel fees, disbursements and expenses), in connection with (i) the preparation of this Agreement and the other Loan Documents but in no event an amount in excess of $1,000, (ii) any waiver or consent hereunder or thereunder or any amendment hereof or thereof or any Event of Default or alleged Event of Default based upon an amount to be negotiated by Lender and Borrower in good faith, and (iii) the enforcement (whether through negotiations, legal or bankruptcy proceedings or otherwise) of this Agreement, and the other Loan Documents to be delivered hereunder.

        SECTION 10.05 - Right of Set Off. Upon the occurrence and during the continuance of any Event of Default, the Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provision or final) at any time held and other indebtedness at any time owing to the Lender to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement or such other Loan Documents, irrespective of whether or not the Lender shall have made any demand under this Agreement or such other Loan Documents, and although such obligations may be unmatured. The Lender agrees promptly to notify the Borrower after any such set-off and application made by the Lender, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of the Lender under this Section are in addition to other rights and remedies (including without limitation, other rights of set-off) which the Lender may have.

        SECTION 10.06 - Binding Effect. This Agreement shall become effective when it shall have been executed and delivered by the Borrower and the Lender and thereafter shall be binding upon and inure to the benefit of the Borrower and the Lender and their respective successors and assigns, except that the Borrower shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of the Lender.

        SECTION 10.07 - Governing Law. This Agreement and the rights and obligations of the parties hereunder and under the Note shall be construed in accordance with and be governed by the law of the State of New York (without giving effect to the conflict of law principles thereof).

        SECTION 10.08 - Submission to Jurisdiction.

        (a) Any legal action or proceeding with respect to this Agreement or the Note or any document related thereto may be brought in the courts of the State of New York or of the United States of America for the Southern District of New York, and, by execution and delivery of this Agreement, the Borrower hereby accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid courts. The Borrower consents that personal jurisdiction may be obtained over it by mailing a summons by registered mail or certified mail, return receipt requested, within or without such court's jurisdiction, or by personal service, provided a reasonable time for appearance is allowed. The Borrower hereby irrevocably waives any objection, including, without limitation, any objection to the laying of venue based on the grounds of forum non conveniens, which it may now or hereafter have to the bringing of any such action or proceeding in such jurisdictions.

        (b) Nothing herein shall affect the right of the Lender, any bank or any holder of a Note to serve process in any manner other than as set forth in
Section 9.08(a), as permitted by law or to commence legal proceedings or otherwise proceed against the Borrower in any other jurisdiction.

        SECTION 10.09 - Waiver of Jury Trial. The Borrower and the Lender expressly waive any right to trial by jury of any action, claim, demand, or proceeding arising under or with respect to this Agreement, or in any way connected with, related to, or incidental to the dealings between them with respect to this Agreement, or the transactions related thereto, in each case whether now existing or hereafter arising, and whether sounding in contract, tort or otherwise.

        SECTION 10.10 - Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall be ineffective only in such jurisdiction to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Agreement.



        IN WITNESS WHEREOF, the parties hereto have caused this agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.



                                            AIR & WATER TECHNOLOGIES
Address for Notices:                        CORPORATION

Air & Water Technologies Corporation
U.S. Highway 22 West and Station Road
Branchburg, NJ 08876
                                            By:_____________________________
                                                 Name:
Attention:Chief Financial Officer                Title:
Telecopier:(908) 685-4094



Address for Notices:                        ANJOU INTERNATIONAL COMPANY

Anjou International Company
1105 North Market Street
Suite 1300                                  By:_____________________________
P.O. Box 8985                                    Name:
Wilmington, Delaware 19899                       Title:

Attention:Chief Financial Officer














JT-Credit.Agr
August 1, 1996